Exhibit 12

LEXINGTON REALTY TRUST

and Consolidated Subsidiaries

($000's)

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

	Nine months ended September 30, (Unaudited)		For the years ended December 31,
Earnings	2013	2012	2012	2011	2010	2009	2008
Loss before benefit (provision) for income taxes, noncontrolling interests, equity in earnings (losses) of non-consolidated entities, gain on acquisition and discontinued operations	$(787)	$(3,711)	$(9,598)	$(50,290)	$(28,240)	$(7,114)	$(2,349)
Interest expense	67,030	68,909	95,443	102,736	111,287	115,489	135,071
Amortization expense - debt cost	2,555	2,492	3,360	3,742	5,229	4,508	4,013
Cash received from joint ventures	765	7,468	7,497	11,689	4,590	20,948	28,052
Total	$69,563	$75,158	$96,702	$67,877	$92,866	$133,831	$164,787

Fixed charges:
Interest expense	$67,030	$68,909	$95,443	$102,736	$111,287	$115,489	$135,071
Amortization expense - debt cost	2,555	2,492	3,360	3,742	5,229	4,508	4,013
Capitalized interest expense	1,793	1,946	3,062	1,769	765	602	350
Preferred stock dividends	8,261	15,793	20,291	24,507	24,872	25,281	26,915
Total	$79,639	$89,140	$122,156	$132,754	$142,153	$145,880	$166,349

Ratio	N/A	N/A	N/A	N/A	N/A	N/A	N/A

N/A - Ratio is less than 1.0, deficit of $10,076, $13,982, $25,454, $64,877, $49,287, $12,049 and $1,562 exists at September 30, 2013 and 2012 and December 31, 2012, 2011, 2010, 2009 and 2008, respectively.

Exhibit 12

LEPERCQ CORPORATE INCOME FUND L. P.

and Consolidated Subsidiaries

($000's)

RATIO OF EARNINGS TO FIXED CHARGES

	Nine months ended
	September 30,		For the years ended
	(Unaudited)		December 31,
	2013	2012	2012	2011	2010	2009	2008
Earnings:
Earnings before provision for
income taxes, equity in losses of non-consolidated entity and discontinued operations	$8,188	$5,542	$7,636	$6,457	$6,185	$3,615	$3,072

Interest expense	6,079	8,660	11,198	12,726	14,744	16,302	16,239
Amortization expense - debt cost	219	305	399	417	755	658	372

Total	$14,486	$14,507	$19,233	$19,600	$21,684	$20,575	$19,683

Fixed charges:
Interest expense	$6,079	$8,660	$11,198	$12,726	$14,744	$16,302	$16,239
Amortization expense - debt cost	219	305	399	417	755	658	372
Capitalized interest expense	32	49	49	88	5	83	-

Total	$6,330	$9,014	$11,646	$13,231	$15,504	$17,043	$16,611

Ratio	2.29	1.61	1.65	1.48	1.40	1.21	1.18

Exhibit 12

LEPERCQ CORPORATE INCOME FUND II L.P.

and Consolidated Subsidiaries

($000's)

RATIO OF EARNINGS TO FIXED CHARGES

	Nine months ended
	September 30,		For the years ended
	(Unaudited)		December 31,
	2013	2012	2012	2011	2010	2009	2008
Earnings:
Earnings (loss) before provision for
income taxes and discontinued
operations	$3,960	$3,760	$5,132	$8,174	$6,564	$(282)	$(1,316)

Interest expense	1,532	2,563	3,078	2,756	3,058	3,313	5,392
Amortization expense - debt cost	124	162	208	214	202	183	139

Total	$5,616	$6,485	$8,418	$11,144	$9,824	$3,214	$4,215

Fixed charges:
Interest expense	$1,532	$2,563	$3,078	$2,756	$3,058	$3,313	$5,392
Amortization expense - debt cost	124	162	208	214	202	183	139
Capitalized interest expense	-	-	-	661	-	-	-

Total	$1,656	$2,725	$3,286	$3,631	$3,260	$3,496	$5,531

Ratio	3.39	2.38	2.56	3.07	3.01	N/A	N/A

N/A - ratio is less than 1.0, deficit of $282 and $1,316 exists at December 31, 2009 and 2008, respectively.